July 14, 2005


Mail Stop 6010

Mr. Leslie H. Cross, President and Chief Executive Officer
DJ Orthopedics, Inc.
2985 Scott Street
Vista, California 92081


Via U S Mail and FAX [(760) 734-3536 ]


Re:	DJ Orthopedics, Inc.
	Form 10-K for the fiscal year ended December 31, 2004
	Forms 10-Q for the 2004
	File No. 1-16757


Dear Mr. Cross:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,


								Martin F. James
								Senior Assistant Chief
Accountant

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